Exhibit 99.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of December 7, 2009 (the “Effective Date”) between ENTROPIC COMMUNICATIONS, INC. (the “Company”), and Patrick Henry (“Executive”), subject to the approval of the Company’s Board of Directors. As of the Effective Date this Agreement amends, restates and supersedes in their entirety the employment offer letter between Executive and the Company dated August 18, 2003, as amended on October 12, 2007 and March 31, 2009 (the “Employment Agreement”) and the Amended and Restated Change of Control Agreement dated October 16, 2007 (the “Change of Control Agreement”).

RECITALS

A. Executive is presently employed as the Chief Executive Officer and President of the Company.

B. Executive and the Company desire to amend and restate the Employment Agreement and Change of Control Agreement (together the “Prior Agreement”) in each case effective as of the Effective Date, to memorialize in writing their understanding regarding the terms of Executive’s continued employment and compensation with the Company, including potential severance payments in the event of certain qualifying terminations of Executive’s employment, as set forth herein.

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. EMPLOYMENT.

1.1 Position. Executive will continue to serve in a full-time capacity as Chief Executive Officer (“CEO”) and President of the Company working out of the Company’s headquarters in San Diego, California. As CEO, Executive will be responsible for managing the day-to-day affairs of the entire Company and Executive will report only to the Company’s Board of Directors (“Board”). Executive represents and warrants to the Company that Executive is under no contractual commitments inconsistent with Executive’s obligations to the Company. Executive acknowledges that the Board may, in its sole discretion, reassign the title of President to another Company executive employee.

1.2 Board of Directors. Executive shall remain on the Board for so long as Executive remains the Company’s CEO. Upon termination of Executive’s employment for any reason, or in the event Executive ceases to remain the Company’s CEO for any other reason, Executive shall immediately resign from the Board unless otherwise unanimously requested by all the other members of the Board.

1.3 At-Will Employment. Executive acknowledges that Executive continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Executive’s at-will employment

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relationship with the Company. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company with Board approval.

1.4 Confidential Information and Invention Assignment Agreement. Executive hereby reaffirms Executive’s continuing obligations under the Executive Innovations and Proprietary Rights Assignment Agreement previously executed by Executive on August 18, 2003 (the “Proprietary Rights Agreement”).

2. LOYALTY AND OUTSIDE ACTIVITIES; NON-COMPETITION

2.1 Outside Activities. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask Executive to choose to discontinue the other work or resign employment with the Company. While Executive render services to the Company, Executive also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

2.2 Non-Competitive Activities. Notwithstanding any other term in this Agreement, Executive may work as a volunteer in any community, civic, children’s and/or religious organizations and Executive may teach as long as Executive are not competing with the Company.

3. COMPENSATION OF EXECUTIVE

3.1 Salary. Executive will be paid an annual salary of $300,000, payable in accordance with the Company’s standard payroll practices for salaried employees. This salary and all other compensation will be subject to adjustment at the discretion of the Board, provided that the Board shall, at least once a year, raise Executive’s salary if the Board determines that a raise is warranted, and further provided that Executive’s salary may not be reduced, without Executive’s written consent, unless reductions comparable in amount and duration are concurrently made for all other Company “Management Team Executives.” For purposes of this Agreement, “Management Team Executives” shall include the Company’s CEO, Chief Financial Officer, Chief Technology Officer and Chief Operating Officer, if any.

3.2 Bonus. Executive will be eligible to earn an annual target bonus of up to 55% of Executive’s base salary based on the achievement of corporate and individual milestones established under the Company’s Executive Bonus Plan, assessed at the end of each calendar year.

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3.3 Executive Benefits. As a regular employee of the Company, Executive will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, Executive will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time, subject to the other terms of this Agreement, including without limitation, the severance related provisions of this Agreement.

3.4 Eligibility for Equity Awards. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to receive benefits under any equity benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.5 Expense Reimbursement. The Company shall promptly reimburse Executive for all actual and reasonable business expenses incurred by Executive in connection with Executive’s employment, including, without limitation, expenditures for entertainment, travel, or other expenses, provided that (i) the expenditures are of a nature qualifying them as legitimate business expenses as determined by the Company in its sole discretion, and (ii) Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures. To be eligible for reimbursement, documentation of such eligible expenses must be provided by Executive within three (3) months following the date such expense was incurred. The Company shall reimburse Executive promptly, but no later than three (3) months following submission of such expense reimbursement documentation..

3.6 Employment Taxes. All of the Executive’s compensation provided under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4. TERMINATION

4.1 Termination By the Company. The Executive’s employment with the Company may be terminated under the following conditions:

(a) Termination for Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 5.10), provided, however, that this Section 4.1(a) shall in no way limit the Company’s obligations to provide such reasonable accommodations to Executive as may be required by law.

(b) Termination by the Company For Cause. The Company may terminate Executive’s employment for Cause upon written notice from the Board to Executive. For purposes of this Agreement, “Cause” for termination exists if Executive is terminated for any of the following reasons: (i) Executive’s theft, dishonesty, or falsification of any Company documents or records; (ii) Executive’s improper use or disclosure of confidential or material proprietary information of the Company; (iii) Executive’s repeated negligence in the performance of Executive’s duties; (iv) Executive’s breach of his fiduciary duty to the Company by unlawfully competing with the Company in violation of Section 2.1 of this Agreement; (v) Executive’s conviction (including any plea

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of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, The Company may not terminate Executive’s employment for Cause under subsection (iii) or (iv) above unless the Company has first given Executive written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct. Executive’s resignation at the request of the Board of Directors for reasons other than Cause shall be deemed an involuntary termination by the Company without Cause. Notwithstanding the foregoing clauses, Executive’s employment shall not be deemed to be terminated for Cause, and no other action shall be taken by the Company which is adverse to Executive hereunder unless and until there shall have been delivered to Executive a copy of a statement of the basis for Cause, signed and approved by an officer of the Company. Additionally, following a Change of Control Executive may not be terminated for Cause as a result of his failure or inability to perform assigned duties which are substantially inconsistent with his duties and responsibilities in effect during the year preceding any Change of Control (as defined in Section 5.10).

(c) Termination by the Company Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason, or no reason. Such termination shall be effective on the date the Executive is so informed or as otherwise specified by the Company.

4.2 Termination By The Executive. The Executive may terminate his employment with the Company at any time and for any reason or no reason.

4.3 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Company and Executive. Any such termination of employment shall have the consequences specified in such agreement.

4.4 Returning Company Property. In the event of any termination of Executive’s employment hereunder, Executive shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its parent, subsidiary, successors or assigns (collectively, “Company Property”). In the event that the Executive refuses to return such Company Property, he shall forfeit any and all right to any severance benefits that otherwise may be provided by this Agreement.

5. COMPENSATION UPON TERMINATION.

5.1 With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder without Good Reason, the Company shall pay to Executive all earned but unpaid Base Salary, all accrued but unpaid business expenses and all accrued but unused vacation time earned through the date of termination at the rate in effect at the time of termination (“Accrued Amounts”) less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement, except as provided by law.

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5.2 Death or Complete Disability. If the Executive’s employment shall be terminated by death or Complete Disability (as defined in Section 5.10), the Company shall pay to the Executive, and/or Executive’s heirs, the Accrued Amounts, less standard deductions and withholdings, and except as may be provided under Section 5.4 in connection with a Change of Control, the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement, except to the extent that the Executive and/or Executive’s heirs is/are eligible for benefits pursuant to any insurance policies maintained by the Company in connection with his death or Complete Disability, and except as otherwise provided by law. Notwithstanding the foregoing, in the event of termination due to Executive’s Complete Disability, provided that Executive satisfy the conditions set forth in Sections 5.6, 5.7 and 5.8 and assuming the Executive and/or Executive’s beneficiaries timely and accurately elect to continue medical, dental and vision insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premiums for medical, dental and vision benefits for the Executive and/or his or her qualified beneficiaries until the earliest of (i) twelve (12) months following Executive’s termination, or (ii) the expiration of the eligible continuation coverage period under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage.

5.3 Severance Benefits Upon Termination Without Cause or Good Reason Resignation. If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, or Executive resigns for Good Reason (as such terms are defined in Section 5.10), in addition to the Accrued Amounts Executive shall receive the following severance benefits, subject to Executive’s satisfaction of the conditions set forth in Sections 5.6, 5.7 and 5.8:

(a) additional compensation in an amount equal to twelve (12) months Base Salary (defined below), subject applicable tax withholdings, payable in a single lump sum within ten (10) days following the effectiveness of the Release;

(b) if applicable, a Pro-Rata Bonus amount paid to Executive in a lump sum on the Bonus Payment Date, as such terms are defined and calculated as described on Exhibit A attached hereto;

(c) assuming the Executive timely and accurately elects to continue medical, dental and vision insurance benefits under COBRA, the Company shall pay the COBRA premiums for medical, dental and vision benefits for the Executive and his or her qualified beneficiaries until the earliest of (i) twelve (12) months following Executive’s termination, or (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage;

(d) immediate accelerated vesting of fifty percent (50%) of the unvested shares of all Executive’s stock options and other equity arrangements (collectively the “Equity Arrangements”) and release of fifty percent (50%) of the shares of Executive’s restricted stock that are subject to any repurchase option in favor of the Company (the “Restricted Stock”); and

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(e) an extension of time until the earlier of one (1) year after Executive’s employment termination date or the original maximum contractual term to exercise all vested shares of any exercisable Equity Arrangements

5.4 Change of Control Severance Benefits. If within 4 1/2 months prior to or one year following a Change of Control: (i) Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, (ii) Executive resigns for Good Reason, or (iii) Executive’s employment terminates due the Executive’s death or Complete Disability, in addition to the Accrued Amounts, but in lieu of and not in addition to the severance benefits that may otherwise be provided under Section 5.3, Executive shall receive the following severance benefits, subject to Executive’s satisfaction of the conditions set forth in Sections 5.6, 5.7 and 5.8:

(a) additional compensation in an amount equal to eighteen (18) months Base Salary (defined below), subject applicable tax withholdings, payable in a single lump sum within ten (10) days following the effectiveness of the Release;

(b) assuming the Executive and/or Executive’s beneficiaries timely and accurately elect to continue medical, dental and visions insurance benefits under COBRA, the Company shall pay the COBRA premiums for medical, dental and vision benefits for the Executive and his or her qualified beneficiaries until the earliest of (i) twelve (12) months following Executive’s termination, or (ii) the expiration of the eligible continuation coverage period under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage;

(c) immediate accelerated vesting of one hundred percent (100%) of Executive’s Equity Arrangements and Restricted Stock; and

(d) an extension of time until the earlier of one (1) year after Executive’s employment termination date or the original maximum contractual term to exercise all vested shares of any exercisable Equity Arrangements.

5.5 No Duplication; Coordination of Severance Benefits. For the avoidance of doubt, in no event shall Executive receive severance benefits under both Section Section 5.4 and any other Section of this Agreement. In the event that a Change of Control occurs within 4 1/2 months following Executive’s termination and Executive previously commenced receiving severance benefits under Sections 5.2 or Section 5.3, any severance benefits previously provided to Executive shall be deducted from the benefits to be provided to Executive under Section 5.4. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s Equity Arrangement or Restricted Stock agreements, no unvested shares subject to Executive’s Equity Arrangements or Restricted Stock shall terminate or be forfeited any earlier than 4 1/2 months following Executive’s termination without Cause or resignation for Good Reason and any period for exercise of the Company’s repurchase option on Restricted Stock following termination of employment shall be tolled during such 4 1/2 month period.

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5.6 Release of Claims. Entitlement to receive the payments and benefits described in Sections 5.2, 5.3, and/or 5.4 is conditioned upon and subject to Executive’s execution of a full general release (“Release”) promptly following Executive’s termination date (but no more than forty-five (45) days thereafter), releasing all claims, known or unknown that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, and permitting the Release to become effective in accordance with its terms. The form of Release shall be negotiated, in good faith, between Executive and the Company and which Release shall exclude: (i) Executive’s right to indemnification to the fullest extent provided for in the California Labor Code or other contractual right to indemnification; (ii) Executive’s right to any vested benefits available to Executive under any employee benefit plan; (iii) Executive’s rights as a stockholder in the Company; or (iv) the obligations incurred by the parties under the Release.

5.7 Conditions. Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations and the Executive’s rights to severance benefits under Section 5 shall cease and be rendered a nullity immediately should the Executive violate any provision of Section 5.8 herein, or should the Executive materially breach the terms and conditions of the Executive’s Proprietary Rights Agreement.

5.8 Non-Solicitation. During the Executive’s employment with the Company and during any period during which the Executive is receiving severance benefits pursuant to Section 5, the Executive agrees that in order to protect the confidential and proprietary information of the Company and its subsidiaries from unauthorized use, the Executive shall not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company or its subsidiaries to terminate his or her relationship with the Company (or the applicable subsidiary) in order to become an employee, consultant or independent contractor to or for any other person or business entity.

5.9 No Duty to Mitigate. The Company acknowledges and agrees that Executive shall not have a duty to mitigate by seeking alternative employment to receive severance benefits under this Agreement.

5.10 Definitions. For purposes of this Section 5 the following definitions shall have the following meanings:

(a) “Base Salary” shall mean Executive’s monthly base salary in effect immediately prior to Executive’s termination date (including without limitation any compensation that is deferred by Executive into a Company-sponsored retirement or deferred compensation plan, exclusive of any employee matching contributions by the Company associated with any such retirement or deferred compensation plan and exclusive of any other Company contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation. Notwithstanding the foregoing, “Base Salary” shall be calculated without giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason under Section 5.10(d)(iii).

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(b) “Change of Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation or other transaction in which the Company is a party after which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company after which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of the Company were transferred; or (iv) a liquidation or dissolution of the Company.

(c) “Complete Disability” means Executive is prevented from performing Executive’s duties of employment with the Company by reason of any physical or mental incapacity that results in Employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability.

(d) “Good Reason” shall mean only the occurrence of any of the following without Executive’s written consent: (i) the assignment to Executive of any duties, or any limitation of Executive’s authority or responsibilities, substantially inconsistent with his positions, duties, authority, responsibilities and status with the Company immediately prior to such change, which includes, but is not limited to a change in position such that Employee is not the CEO or the equivalent thereof of the surviving entity following a Change of Control or the parent corporation of such surviving entity in the event the surviving entity is a wholly owned subsidiary of a parent corporation that is the operating entity; provided, however, that in each case such condition shall only constitute Good Reason where such condition also constitutes a material reduction of Executive’s authority, duties or responsibilities; (ii) the relocation of the principal place of Executive’s service with the Company to a location that is more than fifty (50) miles from Executive’s current principal place of service with the Company (San Diego); (iii) any material reduction by the Company of Executive’s base salary (unless reductions comparable in amount and duration are concurrently made for all other Company Management Team Executives) or any material reduction of Executive’s percentage of base salary for target bonus compensation; provided that, the modification of the milestones Executive must meet to earn such bonus compensation and the actual amount of bonus compensation earned by Executive if lower than such target percentage of Executive’s base salary shall not constitute “Good Reason” under this Section; (iv) any failure by the Company to continue to provide Executive with the opportunity to participate in any material benefit or compensation plans and programs in which Executive was participating, or their equivalent, including without limitation, life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, which failure constitutes a material reduction in Employee’s base compensation, unless such benefit or compensation plans or programs are modified or eliminated on a company-wide basis and provided that the modification of the milestones Executive must meet to earn any discretionary bonus shall not constitute “Good Reason” under this Section; or (v) any material breach by the Company of this Agreement, including but not limited to a material breach of Section 8.3. Notwithstanding the foregoing, a termination by the

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Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (A) the Company is given written notice from the Executive within sixty (60) days following the first occurrence of the condition that he consider to constitute Good Reason describing the condition and the Company fails to remedy such condition within thirty (30) days following such written notice, and (B) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

5.11 Application of Code Section 280G. Notwithstanding anything to the contrary set forth herein, if it is determined that the amounts payable to Executive under this Agreement, when considered together with any other amounts payable to Executive as a result of a Change of Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock options (i.e., earliest granted stock option cancelled last).

The accounting firm engaged by The Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by The Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and The Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or The Company) or such other time as requested by Executive or The Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Executive and The Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and The Company, except as set forth below.

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If, notwithstanding any reduction described in this Section 5.11, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to The Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to The Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

Notwithstanding any either provision of this Section 5.11, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then The Company shall pay to Executive those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

6. APPLICATION OF CODE SECTION 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.

None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

7. CERTAIN REDUCTIONS. To the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, or any similar state statute, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the severance benefits payable under this Agreement shall either be reduced or eliminated by such required payments or notice. The severance benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons.

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8. GENERAL PROVISIONS.

8.1 Entire Agreement. Executive acknowledges and agrees that the severance benefits provided pursuant to this Agreement is in lieu of any other severance benefits to which Executive may be eligible under any other agreement and/or Company severance plan or practice. Executive and the Company further acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Executive and the Company and all other subsidiaries or affiliates of the Company with respect to the matters discussed herein, including without limitation the Prior Agreement. Notwithstanding the foregoing, this Agreement shall not supersede the vesting acceleration provisions included in the Company’s equity incentive plans or any other provisions of Executive’s equity award agreements or the Company’s equity incentive plans that are more beneficial to Executive than this Agreement.

8.2 Severability. If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

8.3 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. As a condition to any acquisition of the Company, the Company shall require any acquiring or continuing entity to assume the Company’s obligations under this Agreement, and any failure to obtain such assumption shall constitute a material breach of this Agreement. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

8.4 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.

8.5 Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, Executive and the Company agree that all such disputes shall be fully and finally resolved by a single, neutral arbitrator through binding arbitration before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Any arbitration award may be entered in any court having competent jurisdiction. The Company shall bear the costs

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of the arbitration filing and hearing fees and the costs of the arbitration. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney’s fees and expert witness costs in addition to any other relief awarded by the trier of fact, to the fullest extent permitted by law Notwithstanding the above, the Company and Executive shall each be entitled to seek injunctive relief and/or a decree for specific performance from any court having competent jurisdiction solely in connection with claims for material breach of the Proprietary Rights Agreement where the plaintiff demonstrates that such breach will result in irreparable and continuing damage for which there will be no adequate remedy at law.

8.6 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.

8.7 Headings. Section headings are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

8.8 Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company or to Executive’s residence, as applicable.

8.9 Entry Into This Agreement. This Agreement may be entered into by facsimile and in counterparts, all of which taken together shall be one agreement.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EXECUTIVE:	ENTROPIC COMMUNICATIONS, INC.

/s/ PATRICK HENRY	By:	/s/ Suzanne Zoumaras
Name:	Title:	Vice President, Human Resources
Address:	Address:	6290 Sequence Drive
San Diego, California 92121

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EXHIBIT A

CALCULATION OF PRO-RATA BONUS AMOUNT

Calculation of Pro-Rata Bonus Amount. For the purposes of Section 5 of the Agreement, the potential Pro-Rata Bonus amount to be paid to Executive upon a termination of Executive’s employment without Cause or for Good Reason will be calculated and paid based on the following terms.

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Active Employment Period: The period of employment during which Executive remains in an operational role actively fulfilling the responsibilities of the Chief Executive Officer position. The Active Employment Period includes the number of active employment days worked during the year of termination, and does not include any Inactive Employment Period.

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Actual Performance: Actual Performance is the percentage of the year-to-date actual achievement of the Bonus Metrics measured against the AOP targets. Actual Performance shall be evaluated and reported by the Company’s finance department at the end of each quarter and shall be calculated on a cumulative or year-to-date basis for the second, third and fourth quarters of the year.

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Annual Operating Plan (“AOP”): The Annual Operating Plan (or “AOP”) is the Company’s financial operating plan of record for the year that includes the date of termination, as approved by the Board of Directors. The AOP establishes the Company’s Bonus Metric targets for such year. If there are no Board approved AOP targets for such year that have been established on or prior to the date of termination (or, if later, by the end of the first quarter of such year if the Measurement Period is the first quarter), Actual Performance shall be calculated as automatically achieving 100% of the AOP targets.

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Bonus Target: The Bonus Target is the amount resulting from multiplying Executive’s Base Salary amount by the target percentage of Base Salary approved by the Compensation Committee that Executive is eligible to receive in bonus payment for such year if AOP Bonus Metric targets are met at 100%. If the Bonus Target has not been established for the year that includes the date of termination, the Bonus Target for such year shall be the target percentage of Base Salary for the prior year multiplied by the applicable Base Salary amount for the year that includes the date of termination.

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Bonus Metrics: Independent of the management bonus plan in effect on the date of termination, the potential Pro-Rata Bonus will be based on two (2) Bonus Metrics: Revenue and Operating Profit (Loss) both weighted equally at 50%.

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Bonus Payment Date: The Pro-Rata Bonus will be paid within 30 (thirty) days following the end of the quarter in which Executive’s employment terminates, or within 10 (ten) days following the effectiveness of the Release required by the Agreement, whichever is later.

1.

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Cap: The Cap is the maximum level of potential Pro-Rata Bonus which is the result of 100% of the total Bonus Target amount multiplied by the Service Percentage. The Cap is applied to the total Pro-Rata Bonus payable, not to each Bonus Metric component.

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Inactive Employment Period: The Inactive Employment Period is any period of employment during which Executive have ceased to have the responsibility or authority to perform the operational duties of Executive’s position, but Executive’s employment has not been terminated. The Inactive Executive Period includes any period during which Executive is employed by on an unpaid leave of absence, and any period of employment during which Executive has provided notice of termination but is no longer actively providing substantial services to the Company.

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Measurement Periods (“MP”): The Bonus Earned will be calculated based on a quarter-end computation of Actual Performance measured against the AOP targets for the cumulative annual period up to the last full calendar quarter completed prior to the date of termination. Notwithstanding the foregoing, if the date of termination occurs during the first calendar quarter of the year, the Measurement Period will be the first full calendar quarter of such year. For example, if the date of termination is January 10th, the Measurement Period is the first calendar quarter of such year.

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Pro-Rata Bonus: The Pro-Rata Bonus amount will be calculated based on the Actual Performance for each Bonus Metric, with 50% weighting to each Bonus Metric. The Pro-Rata Bonus will not include Actual Performance amounts calculated with respect to a Bonus Metric if Actual Performance is below the Threshold for such Bonus Metric. Actual Performance exceeding the Bonus Target (exceeding 100% performance) shall be included in the calculation, subject to the total Cap. There shall be no individual performance multiplier applied in the calculation of the Pro-Rata Bonus.

•	Calculation of Bonus Earned. The Bonus Earned will be calculated as follows:

Bonus Target * Service Percentage * Actual Performance

•	Service Percentage: The resulting percentage obtained by dividing the number of days in the Active Employment Period by 365 (or 366 in the case of a leap year).

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Threshold: The Threshold is a minimal level of Actual Performance that must be achieved for a Bonus Metric before any bonus will be earned with respect to such Bonus Metric, expressed as a percentage of the AOP target for such Bonus Metric. The Threshold to earn any bonus amount with respect to a Bonus Metric is Actual Performance that is 80% (eighty percent) or more of the AOP target for such Bonus Metric.

Sample Calculation of Pro-Rata Bonus:

Termination Date:	July 5th (186 days active employment)
Bonus Target:	$175,000 (50% of $350,000 Base Salary)

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Target AOP Revenue:	Q1 = $40M; Q2 = $50M; Q3 = $55M; MP = $90M
Actual Revenue:	Q1 = $42M; Q2 = $55M; Q3 = $52M; MP = $97M
Target AOP Operating Profit (Loss):	Q1 = $4.8M; Q2 = $5.2M; Q3 = $8M; MP = $10M
Actual Operating Profit (Loss):	Q1 = $4.0M; Q2 = $3.9M; Q3 = $9M; MP = $7.9M

Basic Calculation:

$175,000 * (186 days/365 days) * ([(.5) ($97M/$90M)] + [(.5) ($7.9M/$10M)])

Adjustments to Basic Calculation:

•	Were the minimum Thresholds for each Bonus Metric achieved?

•	Revenue = 107.8% (yes)

•	Operating Profit (Loss) = 79% (no)

$175,000 * (.509589) * [(.538889) + 0] = $48,057.08

•	Was the Cap Exceeded? No, the Cap was $89,178 ($175,000 * .509589)

Pro-Rata Bonus payment = $ 48,057.08 payable on the Bonus Payment Date

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